Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Gerstenslager Deferred Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-126179) filed on Form S-8 of Worthington Industries, Inc. and Gerstenslager Deferred Profit Sharing Plan (the “Plan”) of our report dated May 27, 2008 with respect to the Plan’s financial statements and supplemental schedule as of and for the years ended December 31, 2007 and 2006, which report appears in the annual report on Form 11-K for the Plan’s year ended December 31, 2007.

/s/ MEADEN & MOORE, LTD.

Certified Public Accountants

June 20, 2008

Cleveland, Ohio